UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 3, 2004

Paradyne Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26485	75-2658219
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8545 126th Avenue North Largo, Florida	33773
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(727) 530-2000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01 Financial Statements and Exhibits.

On August 16, 2004, Paradyne Networks, Inc. (“Paradyne”) filed a Form 8-K under Item 2 thereto to report that it had closed its acquisition of substantially all of the assets and the assumption of certain liabilities of Net to Net Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (“Net to Net”), Net to Net Technologies Ltd, a private limited company organized and existing under the laws of England and Wales (“Limited”) and Net to Net Technologies GmbH, a company organized and existing under the laws of Germany (together with the Net to Net and Limited, the “Sellers”). In response to parts (a) and (b) of Item 7 of such Form 8-K, the Company stated that it would file the required financial information by amendment, as permitted by Instructions (a)(4) and (b)(2) to Item 7 to Form 8-K. Effective August 23, 2004, the Securities and Exchange Commission renumbered the Form 8-K item numbers. Thus, the information previously filed under Item 7 is now being filed under Item 9.01

Paradyne is filing this Current Report on Form 8-K/A to amend Paradyne’s Current Report on Form 8-K dated August 3, 2004 (filed on August 16, 2004) mentioned above to include the required financial statements pursuant to Item 9.01(a)(4) and Item 9.01(b)(2) of Form 8-K:

(a)	Financial Statements of Business Acquired

The following financial statements of Net to Net Technologies, Inc. are filed herewith:

Net to Net Technologies, Inc.

Consolidated Financial Statements

Year ended March 31, 2004

REPORT OF INDEPENDENT AUDITORS

To Net to Net Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Net to Net Technologies, Inc. and subsidiaries as of March 31, 2004, and the related consolidated statement of operations, redeemable convertible preferred stock, stockholders’ deficit and comprehensive loss, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Net to Net Technologies, Inc. and subsidiaries at March 31, 2004, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Net to Net Technologies, Inc. will continue as a going concern. As more fully described in Note 1, the Company has expended cash in excess of cash generated from operations and has not achieved sufficient revenues to support future operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Boston, MA

May 20, 2004

except for Note 10, as to which the dates are

June 18, 2004, July 14, 2004, July 26, 2004, August 4, 2004 and October 11, 2004

Net to Net Technologies, Inc.

CONSOLIDATED BALANCE SHEET

March 31, 2004

Assets
Current assets:
Cash and cash equivalents	$663,036
Accounts receivable, net of allowance for doubtful accounts of approximately $26,000	2,618,588
Inventories	2,322,907
Prepaid expenses and other current assets	428,422

Total current assets	6,032,953

Property and equipment, net (Note 4)	719,170

Total assets	$6,752,123

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$3,874,627
Accrued expenses	1,205,941
Deferred revenue	19,081

Total current liabilities	5,099,649

Commitments and contingencies (Note 9)

Series A-1 redeemable convertible preferred stock, $0.01 par value–Authorized—6,849,313 shares Issued and outstanding—6,849,313 shares (at redemption value) Common stock, $0.01 par value–	6,957,771

Stockholders’ deficit:
Common stock, $0.01 par value—Authorized—22,000,000 shares Issued and outstanding—10,146,514 shares	101,465
Additional paid-in capital	40,179,640
Warrants	1,129
Accumulated other comprehensive loss	(109,445)
Accumulated deficit	(45,478,086)

Total stockholders’ deficit	(5,305,297)

Total liabilities and stockholders’ deficit	$6,752,123

See accompanying notes.

Net to Net Technologies, Inc.

CONSOLIDATED STATEMENT OF OPERATIONS

Year ended March 31, 2004

Revenue	$18,585,817
Cost of revenue	10,251,910

Gross profit	8,333,907

Operating expenses:
Research and development	2,592,852
Selling, general, and administrative	8,621,056

Total operating expenses	11,213,908

Loss from operations	(2,880,001)

Other income (expense):
Interest income	13,869
Interest expense	(1,667)
Other income	152,911

165,113

Net loss	(2,714,888)

Accretion of redeemable convertible preferred stock	(614,898)

Net loss available to common stockholders	$(3,329,786)

See accompanying notes.

Net to Net Technologies, Inc.

CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK, STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE LOSS

Year ended March 31, 2004

	Series A-1 Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Warrants	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit	Comprehensive Loss
	Number of Shares	Amount	Number of Shares	Par Value $0.01
Balance at March 31, 2003	6,849,313	$6,342,873	10,146,514	$101,465	$40,179,640	$1,129	$30,836	$(42,148,300)	$(1,835,230)
Accretion of Series A-1 preferred stock dividends and issuance costs	—	614,898	—	—	—	—	—	(614,898)	—
Net loss	—	—	—	—	—	—	—	(2,714,888)	(2,714,888)	$(2,714,888)
Foreign currency translation	—	—	—	—	—	—	(140,281)	—	(140,281)	(140,281)

Balance at March 31, 2004	6,849,313	$6,957,771	10,146,514	$101,465	$40,179,640	$1,129	$(109,445)	$(45,478,086)	$(5,305,297)	$(2,855,169)

See accompanying notes.

Net to Net Technologies, Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended March 31, 2004

Operating activities
Net loss	$(2,714,888)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	378,824
Changes in assets and liabilities:
Accounts receivable	191,800
Inventories	(364,113)
Prepaid expenses and other current assets	(36,554)
Accounts payable	1,410,690
Accrued expenses	(86,275)
Deferred revenue	6,286

Net cash used in operating activities	(1,214,230)

Investing activity
Purchases of property and equipment	(225,598)

Financing activities	—

Effect of foreign currency exchange rates on cash	(140,281)

Net decrease in cash and cash equivalents	(1,580,109)
Cash and cash equivalents at beginning of year	2,243,145

Cash and cash equivalents at end of year	$663,036

Supplemental disclosure of cash flow information
Cash paid for interest	$1,675

Supplemental Disclosure of Noncash Investing and Financing Activities
Accretion of redeemable convertible preferred stock	$614,898

See accompanying notes.

Net to Net Technologies, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004

1. Operations

Net to Net Technologies, Inc. (the Company) was incorporated as a Subchapter C corporation in March 1998. The Company designs, develops, and manufactures access infrastructure equipment. The Company has operations in the United States and Europe.

The accompanying consolidated financial statements have been prepared assuming that Net to Net Technologies, Inc. will continue as a going concern. The Company has expended cash in excess of cash generated from operations and has not achieved sufficient revenues to support future operations. Although management anticipates that it will obtain additional debt or equity financing, no assurance may be given that it will be able to do so. Obtaining additional financing is dependent on future events (as described in Note 10). These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

The accompanying consolidated financial statements reflect the application of certain significant accounting policies described in this note and elsewhere in the accompanying notes to the consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers highly liquid investments purchased with a maturity of 90 days or less at the time of purchase to be cash equivalents, and investments with maturity dates in excess of 90 days at the time of purchase, but within one year of the balance sheet date, are considered short-term investments. Cash equivalents consist of money market accounts as of March 31, 2004.

2. Summary of Significant Accounting Policies (continued)

Inventories

Inventories are stated at the lower of cost (weighted-average cost method) or market.

Inventories consist primarily of components and subassemblies and finished products held for sale. Rapid technological change and new product introductions and enhancements could result in excess or obsolete inventory. To minimize this risk, the Company evaluates inventory levels and expected usage on a periodic basis and records valuation allowances as required.

Inventory at March 31, 2004 consisted of:

Raw materials	$1,588,259
Finished goods	734,648

Total	$2,322,907

Property and Equipment

Property and equipment are carried at cost. The cost of maintenance and repairs is expensed as incurred and significant renewals and betterments are capitalized. The Company provides for depreciation and amortization using the straight-line method by charging to operations amounts that allocate the cost of property and equipment over their estimated useful lives as follows:

Asset Classification	Estimated Useful Lives
Computer and lab equipment	3-7 years
Software	3 years
Furniture, fixtures, and office equipment	7 years
Leasehold improvements	Life of lease

Research and Development Costs

Research and development costs have been charged to operations as incurred.

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company recognizes product revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, provided that there are no uncertainties regarding customer acceptance, there is persuasive evidence of an arrangement, the sales price is fixed or determinable, and collection of the related accounts receivable is probable. If there are uncertainties regarding customer acceptance, revenue is deferred until the uncertainties are resolved. The Company evaluates the creditworthiness of each customer and revenue is not recognized unless the collection of the related accounts receivable is probable. The Company’s products are mainly sold to end-customers through the use of distributors and the Company’s direct sales force. Revenue from product sales is generally recognized at the time of shipment to the distributor or the end user. Distributor returns are accrued at the time of product shipment and are based on management’s estimates and known return authorizations. Warranty costs are estimated and recorded by the Company at the time of product revenue recognition. The Company also offers extended warranties to its customers. When a customer purchases this extended warranty, the Company defers the recognition of revenue on these warranties and recognizes the revenue ratably over the term of the warranty.

Shipping and Handling

Shipping and handling costs reimbursed by the customer are included in revenue; the related costs are included in cost of revenue.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments

The estimated fair value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximates their carrying value due to the short-term nature of these instruments.

2. Summary of Significant Accounting Policies (continued)

Advertising Expenses

The Company accounts for advertising costs as expense in the period in which they are incurred. Advertising expense for the year ended March 31, 2004 was approximately $556,000.

Concentration of Credit Risk and Single Source Supplier

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company maintains its investment balances with highly rated financial institutions. The Company sells its products to customers primarily in the United States and Europe. Concentration of credit risk with respect to accounts receivable is limited to customers to whom the Company makes significant sales.

The following table summarizes the number of customers that individually comprise 10% or greater of revenue for the year ended March 31, 2004, and greater than 10 % of total accounts receivable as of March 31, 2004:

Revenue:
Customer A	15%
Customer B	14
Customer C	11

Accounts receivable:
Customer D	18%
Customer E	17
Customer F	13

To manage credit risk, the Company evaluates the credit-worthiness of its customers and maintains allowances for potential credit losses.

Several key components of the Company’s products are currently available from single or limited resources. If the Company is unable to obtain sufficient quantities of these components, it would be unable to manufacture and ship its products on a timely basis. This could result in lost or delayed revenue, damage to the Company’s reputation, and increased manufacturing costs.

2. Summary Of Significant Accounting Policies (continued)

Comprehensive Loss

Comprehensive loss represents net loss plus the change in equity of a business enterprise resulting from transactions and circumstances from non-owner sources. Components of comprehensive loss include the effect of currency translation from foreign operations.

Translation of Foreign Currency

The functional currency of the Company’s foreign subsidiaries is the local currency. Assets and liabilities of the Company’s foreign operations are translated into U.S. dollars at the exchange rate in effect at the balance sheet date; revenues and expenses are translated using the average exchange rates in effect during the period. The resulting cumulative translation adjustments are included in accumulated other comprehensive income or loss, which is a separate component of stockholders’ deficit. Foreign currency transaction gains and losses are included in the results of operations.

Stock-Based Compensation

The Company accounts for stock-based compensation for employees under the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and has elected the disclosure-only requirements of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Accordingly, compensation cost has been recognized in the accompanying financial statements for stock-based compensation awarded to employees to the extent grants have been at less than the then-current fair market value (the intrinsic value method). The Company follows the provisions of Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, to account for grants made to non-employees.

SFAS No. 123 defines a fair-value-based method of accounting for employee stock options and other stock-based compensation. Compensation expense related to employee stock-based compensation arising from this method of accounting can be reflected in the financial statements or, alternatively, the pro forma net loss and loss per share effect of the fair-value-based accounting can be disclosed in the notes to financial statements. The Company has adopted the disclosure-only alternative. The Company has computed the pro forma disclosures required under SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, for options granted during 2004 using the Black-Scholes option pricing model

2. Summary Of Significant Accounting Policies (continued)

with an estimated weighted-average life of 7 years from the date of grant, an expected life of 7 years, a dividend yield of 0%, a volatility of 60% and an assumed weighted-average risk free interest rate ranging from 2.28% to 3.36% and a weighted-average fair value for options granted of $0.03 for the year ended March 31, 2004.

Had compensation expense for the Company’s stock option plans been recognized in accordance with SFAS No. 123, the pro forma net loss for the year ended March 31, 2004 would have been:

Net loss as reported	$(2,714,888)
Add back stock-based compensation recorded	—
Employee stock-based compensation under the fair value method	(21,019)

Pro forma net loss	$(2,735,907)

The resulting pro forma compensation expense may not be representative of the amount to be expected in future years as the pro forma expense may vary depending upon the number of options granted. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

New Pronouncements

In May 2003, SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued. SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity, including mandatorily redeemable financial instruments, as defined. The provisions of SFAS No. 150 are effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of this Statement for the fiscal period beginning after December 15, 2004. The Company has assessed the impact that SFAS No. 150 has on its financial statements and has determined that no financial instruments held by the Company apply to this standard for 2004.

3. Line of Credit

On December 9, 2003, the Company entered into a line of credit agreement with Comerica Bank (the Bank). The terms of the agreement allow the Company to borrow up to $1 million, given the Company meets specific covenants determined by the Bank and agreed upon by the Company. As of March 31, 2004, the Company did not have any outstanding loans on the line of credit with the Bank.

4. Property and Equipment

Property and equipment consists of the following at March 31, 2004:

Computer and lab equipment	$893,707
Software	546,148
Furniture, fixtures and office equipment	568,100
Leasehold improvements	117,010

2,124,965

Less—Accumulated depreciation and amortization	1,405,795

$719,170

5. Redeemable Convertible Preferred Stock and Stockholders’ Equity

Common Stock

On June 25, 2002, the Company amended its articles of incorporation to increase the total number of authorized shares of capital stock to 28,849,313, of which 6,849,313 shares were designated as preferred stock, par value $0.01 per share, and 22,000,000 shares were designated as common stock, par value $0.01 per share. At the same time, the Company declared a 1-to-2,000,000 stock split for all classes of common stock. All common share and per share amounts have been retroactively restated to reflect the split, including stock option information.

In June 2002, each share of Series A redeemable convertible participating preferred stock (Series A Preferred Stock) was exchanged for 21.16 shares of common stock and each share of Series B redeemable convertible participating stock (Series B Preferred Stock) was exchanged for 2.22 shares of common stock. The redemption value of the Series A and B Preferred Stock, along with all associated amounts included in the additional paid-in capital account were reclassified to common stock and the common stock additional paid-in capital account. There are no shares of Series A and B Preferred Stock outstanding at March 31, 2004.

5. Redeemable Convertible Preferred Stock and Stockholders’ Equity (continued)

Redeemable Convertible Preferred Stock

The Series A-1 redeemable Convertible Preferred Stock (Series A-1 Preferred Stock) has the following rights and preferences:

Voting

The holders of the Series A-1 Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each share of Series A-1 Preferred Stock is convertible at the time of such vote. In addition, Series A-1 stockholders are entitled to elect three members of the Board of Directors.

Dividends

The holders of the Series A-1 Preferred Stock are entitled to receive, when and as declared by the Board of Directors and out of funds legally available, cumulative dividends in cash at the rate of 8% per annum (adjusted appropriately for stock splits, stock dividends, and recapitalizations), payable in preference and priority to any payment of any dividend (other than stock dividends) on common stock. No dividends or other distributions (other than stock dividends) shall be made with respect to the common stock, until all declared dividends on the Series A-1 Preferred Stock have been paid. Cumulative dividends have been accreted to redeemable convertible preferred stock and charged to accumulated deficit. For the year ended March 31, 2004, the Company has recorded dividends of $546,735 related to the Series A-1 Preferred Stock. In addition, the Series A-1 Preferred Stock is entitled to receive any dividends declared on the common stock on an as-converted basis.

5. Stockholders’ Equity (continued)

Liquidation Preference

The Series A-1 Preferred Stock has a preference in liquidation of the Company. If the proceeds upon liquidation are equal to or less than $40 million, then each holder of Series A-1 Preferred Stock is entitled to receive an amount equal to $1.825 per share plus all accrued and unpaid dividends. If the proceeds upon liquidation are greater than $40 million, then each holder of Series A-1 Preferred Stock is entitled to receive a preference amount reduced linearly if the proceeds are between $40 million and $60 million plus all accrued and unpaid dividends. After the Series A-1 liquidation amount is paid in full, any remaining assets will be distributed ratably to the holders of Series A-1 and common stock on an as-converted basis.

Conversion

Each share of Series A-1 Preferred Stock, at the option of the holder, is convertible into one share of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time. The initial conversion price of Series A-1 Preferred Stock is approximately $0.9125 and is subject to adjustment. In addition, automatic conversion to common stock shall occur upon the closing of an initial public offering (IPO) with net proceeds to the Company of at least $20,000,000 and a post-IPO market value of $100 million.

Redemption

On or after June 25, 2007, at the election of 2/3 of the then outstanding Series A-1 stockholders, the Company shall redeem all or any portion of the outstanding Series A-1 Preferred Stock. The redemption price is equal to the greater of the Fair Market Value of the Series A-1 Preferred Stock or $0.9125 plus any accrued and unpaid dividends. The Fair Market Value is determined as the following: 1) common stock as traded on a public exchange, or 2) the highest price per share which the Company could obtain from a willing buyer.

If the Company does not have sufficient funds legally available to redeem all shares of outstanding Series A-1 Preferred Stock to be redeemed at the Redemption Date, then the Company shall redeem such shares ratably to the extent possible and shall redeem the remaining shares as soon as sufficient funds are legally available. If the shares are not redeemed in full within 180 days, the annual dividend rate shall be increased to 14%.

5. Stockholders’ Equity (continued)

Warrants

In connection with the Series A-1 Preferred Stock financing, the Company issued 98,630 warrants to purchase common stock to a consultant of the Company with an exercise price of $0.91 per share. The warrant expires on the earlier of June 25, 2007, a liquidation event, or the consummation of an IPO. At March 31, 2004, 98,630 warrants were outstanding. The value of the warrants, approximately $1,100, as determined using the Black-Scholes option pricing model, has been recorded in stockholders’ equity. The warrants were valued using the following assumptions: 90% volatility, 4.19% risk-free interest rate, 0.0% dividend yield, and a five-year contractual life.

6. Stock-Based Compensation

Stock Grant Incentive Plan

In 1999, the Company adopted a Stock Grant Incentive Plan (the Stock Grant Plan) under which 200,000 shares of common stock, prior to the common stock split discussed in Note 5, were reserved for issuance to employees during the period from July 1, 1999 to March 31, 2001.

Shares issued under the Stock Grant Plan are subject to the following restrictions. Shares issued under this plan cannot be sold by the employee until the event of an initial public offering made by the Company. In the event of death, disability, or termination of employment, all shares previously issued shall be redeemed by the Company at the net book value for each share. The value of any such shares awarded shall be the book value per share computed as of the last date of the month preceding the month in which the award is made. The Company accrues for the value of these awards based on the book value of the related stock with a corresponding charge to compensation expense. Compensation expense is then adjusted for subsequent increases or decreases in the book value of the stock. Through the period ended March 31, 2004, the total book value of these shares was deemed insignificant. In connection with the stock split discussed in Note 5, the common stock outstanding at the time was effectively canceled due to the split ratio.

6. Stock-Based Compensation (continued)

Stock Option Plan

The 2000 Stock Incentive Plan (the 2000 Plan), which was adopted on August 15, 2000, provides for the granting of stock options to employees, officers, and directors of the Company. The exercise price of each option is determined by the Board of Directors, but in the case of incentive stock options, as defined in the Internal Revenue Code, shall be no less than 100% of the fair market value of the common stock on the date of grant. A total of 3,057,534 shares of common stock have been reserved for options to be granted under the 2000 Plan. At March 31, 2004, 94,534 options are available for grant under the 2000 Plan.

All stock options issued under the 2000 Plan expire within 10 years. The following table summarizes all stock option activities as of and for the year ended March 31, 2004:

	Number of Shares	Range of Exercise Prices	Weighted- Average Exercise Price
Balance at March 31, 2003	2,668,000	$0.06	$0.06
Granted	155,000	0.06	0.06
Exercised	—	—	—
Canceled	(12,000)	0.06	0.06

Balance at March 31, 2004	2,811,000	$0.06	$0.06

Exercisable at March 31, 2004	1,825,995	$0.06	$0.06

In connection with the stock split discussed in Note 5, the stock options outstanding at the time were effectively canceled due to the split ratio. The Company issued 2,668,000 stock options six months and one day from the date of cancellation with an exercise price of $0.06, the fair market value on the date of grant. In addition, 152,000 shares of restricted common stock were sold to employees with a purchase price of $0.06 per share, the fair value as determined by the Board of Directors on the date of issuance. The new stock options and restricted stock purchases are accounted for as fixed awards.

7. Income Taxes

The Company accounts for income taxes in accordance with Financial Accounting Standards Board SFAS No. 109, Accounting for Income Taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets as of March 31, 2004 are as follows:

Net operating loss carryforwards	$6,868,000
Research and development credit carryforwards	437,000
Expenses not currently deductible	545,000

Net deferred tax assets before valuation allowance	7,850,000

Valuation allowance	(7,850,000)

Net deferred tax assets	$—

Due to the uncertainty of future taxable income, the Company has fully reserved for its net deferred tax assets.

At March 31, 2004, the Company had available net operating loss and research and development credit carryforwards of approximately $17,758,000 and $437,000, respectively, which will expire through 2024. Under Section 382 of the Internal Revenue Code of 1986, net operating loss carryforwards available may be limited in the event of certain significant changes in ownership interest.

8. 401(k) Savings Plan

On April 1, 1999, the Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company’s discretionary matching contribution is 33% of the employee’s contribution up to an annual maximum of 2% of the employee’s base salary. There were no discretionary matching contributions for the year ended March 31, 2004.

9. Commitments and Contingencies

Leases

The Company leases automobiles and facilities it occupies under noncancelable operating lease agreements which expire through 2007. Total rent expense for the year ended March 31, 2004 was approximately $394,000.

Future minimum lease payments under noncancelable operating leases at March 31, 2004 were approximately as follows:

Fiscal year
2005	$457,000
2006	127,000
2007	37,000

Total minimum lease payments	$621,000

Purchase Commitments

The Company has entered into purchase contracts with an international vendor who shall develop and produce printed circuit boards (daughterboards) exclusively for the Company. The total amount to be paid under these contracts is $111,362, with 20% being paid upon signing of the contracts and the other 80% due over the course of the contracts. The Company has properly accrued for the receipt of these products from the contracted vendor as the terms of the contracts state that the Company must pay a percentage of the costs of the boards as a royalty at the end of calendar year 2004. A percentage of the cost of the boards has also been accrued for under the terms of the contracts this percentage must be paid upon shipment of the daughterboards, which is expected in fiscal year 2005.

9. Commitments and Contingencies (continued)

Litigation

In September 2001, a vendor of the Company filed a four-count Complaint in New Hampshire Superior Court alleging breach of contract, breach of the covenant of good faith and fair dealing, unjust enrichment, and unfair and deceptive trade practices. The vendor claims that the Company failed to pay $2,012,172 it allegedly owes the vendor for, among other things, certain printed circuit boards manufactured by the vendor and certain purported excess inventory and material. The Company contends that no money is owed to the vendor because the vast majority of the circuit boards at issue did not work due to manufacturing defects. In addition, the purported excess inventory and material was purchased by the vendor without the Company’s prior written approval as required by the parties’ express agreement. The Company has filed its answer and has asserted counterclaims against the vendor for breach of contract, breach of warranty, breach of the covenant of good faith and fair dealing, and unfair and deceptive trade practices in connection with the vendor’s failure to timely deliver working printed circuit boards. On April 15, 2004, pursuant to a Confidential Agreement to Arbitrate, the parties filed with the Court a Stipulation of Dismissal dismissing all claims and counterclaims with prejudice, and agreeing to arbitrate any claims or counterclaims if the matter cannot be settled amicably. At March 31, 2004, the Company included in accounts payable approximately $1,250,000 due to this vendor.

10. Subsequent Events

Subordinated Debenture Issuance

Subsequent to year-end, the Company issued subordinated debentures, $2 million in the aggregate, over three dates between May and July, 2004, carrying a 14% annual interest rate, to be repaid no later than the issue date in 2008. The debentures were issued to a group of private investors with whom the Company has had dealings with in prior periods, with the proceeds from these issuances expected to be used in financing the daily operations of the Company. The total issuances on each of the dates was: May 12, 2004 - $1,000,000; June 18, 2004 - $500,000; and July 14, 2004 - $500,000.

10. Subsequent Events (continued)

MSL/Qualtronics Settlement

The matter being litigated (as described in Note 9 above), was settled on July 26, 2004, through arbitration, with both parties agreeing to the terms of the settlement as follows:

The Company is required to make three payments to Celestica Corporation (Celestica, successor in interest to MSL/Qualtronics) aggregating $700,000. These payments are to be made in the following amounts and on the following dates: (1) $150,000 within 7 days of execution of the agreement; (2) $225,000 on or before September 30, 2004; and (3) $325,000 on or before December 24, 2004. In the case that the Company fails to pay any of the above amounts on the specified dates, the entire settlement payment shall become due immediately and bear interest from and after the date of such default at an annual rate of 7%. This interest shall be payable on demand and shall accrue and be compounded monthly until the obligation has been paid in full.

The agreement also stipulates that upon receipt of the first payment, Celestica shall ship, at Celestica’s own expense, all work in progress, excess material and inventory and printed circuit boards held by Celestica that are the subject of, and referenced in, the complaint filed by Celestica.

Once these terms are met, the Companies will have satisfied all conditions of the agreement, with both parties being exempt from future litigation on the matter.

Acquisition by Paradyne

On July 26, 2004, the Company announced it had entered into an agreement with Paradyne Networks, Inc. (Paradyne), a provider of broadband voice, data and video network access solutions, through which Paradyne will acquire the Company’s complete product line and intellectual capital portfolio, substantially all of the Company’s assets, and certain liabilities of the Company. Paradyne will also acquire substantially all of the assets and products of the Company’s foreign subsidiaries. The terms of the acquisition are as follows:

Paradyne will pay the Company up to $3 million in cash and 604,839 shares of Paradyne stock, subject to certain purchase price adjustments. In addition, Paradyne will issue to the Company a warrant to purchase up to 1,008,065 shares of Paradyne stock at an exercise price of $5.95 per share, which will expire on December 31, 2005.

In August, 2004, Paradyne officially announced that it had closed its acquisition of the assets of the Company. Paradyne will maintain a research and development facility in Portsmouth, New Hampshire and has extended employment offers to many of the Company’s current employees.

10. Subsequent Events (continued)

Other

In September 2004, subsequent to the closing date of the acquisition, Paradyne informed the Company that it had found that certain of the Company’s products had not been tested and/or certified as required, and were currently being labeled and sold as having been certified and/or tested. As of October 11, 2004, Paradyne is taking steps to determine the extent of the liabilities, costs, expenses and damages caused by the foregoing and to determine the usability of inventory acquired. Paradyne has delayed shipment of the affected products until the successful completion of regulatory testing. Although neither the management of the Company nor management of Paradyne believe that this would have a material effect on the audited financial statements of the Company as of and for the year ended March 31, 2004 as noted above, Paradyne is currently evaluating the extent of the situation and is unable to make any estimates of potential liabilities or expenses that may arise from the continued testing.

(b) Pro Forma Financial Information

The following pro forma financial statements are filed herewith:

Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2004

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2003 and for the Three Months Ended March 31, 2004

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On August 3, 2004 Paradyne purchased substantially all of the assets and assumed certain liabilities of Net to Net Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (“Net to Net”), Net to Net Technologies Ltd, a private limited company organized and existing under the laws of England and Wales (“Limited”) and Net to Net Technologies GmbH, a company organized and existing under the laws of Germany (together with Net the Net and Limited, the “Sellers”). Paradyne paid approximately $3.0 million in cash ($300,000 of which is subject to a holdback) to Net to Net and issued 252,282 shares of its common stock to Net to Net and 352,557 shares of its common stock to Mack Technologies, Inc. (”Mack”) in satisfaction of an accounts payable due by Net to Net to Mack that was assumed by Paradyne in the transaction. In addition, Paradyne issued a warrant to Net to Net to purchase up to 1,008,065 shares of Paradyne common stock at a purchase price of $5.95 per share, which will expire on December 31, 2005. Using an average market value of $4.50 per share (using the average of the closing prices during the 7 trading days surrounding the July 26, 2004 announcement of the Net to Net acquisition), the purchase price of the assets and the assumption of certain liabilities was approximately $9.2 million. The Unaudited Pro Forma Combined Balance Sheet at March 31, 2004 gives pro forma effect to Paradyne’s purchase of substantially all of the assets and assumption of certain liabilities of Net to Net as if it had occurred as of March 31, 2004. In addition, the Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 2003 and for the three months ended March 31, 2004 gives pro forma effect to the purchase as if it had occurred on January 1, 2003.

Paradyne accounts for this acquisition under the purchase method of accounting. The total cost (including related fees and expenses) of key operating assets acquired is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values.

The unaudited pro forma combined financial statements are provided for informational purposes only and are not necessarily indicative of our results of operation or financial position had the transaction occurred on the date indicated, nor are they necessarily indicative of the results of operation that may be expected to occur in the future. Furthermore, the unaudited pro forma combined financial statements are based on available information and assumptions that Paradyne believes are reasonable and should be read in conjunction with Paradyne’s historical audited financial statements for the year ended December 31, 2003 and the accompanying notes thereto from which the unaudited proforma combined financial statements presented are derived.

Paradyne Networks, Inc.

Unaudited Pro Forma Combined Balance Sheet

As of March 31, 2004

(In thousands)

	Paradyne Networks, Inc. March 31, 2004	Net to Net Technologies, Inc. March 31, 2004	Purchase Accounting Adjustments (a)		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$46,036	$663	$(4,263	)(1)	$42,436
Accounts receivables, net	10,944	2,619	—		13,563
Inventories, net	14,643	2,323	—		16,966
Prepaid & other current assets	1,475	428	—		1,903

Total current assets	73,098	6,033	(4,263)		74,868

Property plant and equipment, net	4,784	719	(334	)(2)	5,169
Intangible and other assets	5,020	—	4,147	(3)	9,167

Total assets	$82,902	$6,752	$(450)		$89,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,036	$5,081	$(2,233	)(4)	$8,884
Payroll and benefit related liabilities	2,155	—	—		2,155
Other current liabilities	4,903	19	—		4,922

Total current liabilities	13,094	5,100	(2,233)		15,961

Total liabilities	13,094	5,100	(2,233)		15,961

Series A-1 redeemable convertible preferred stock	—	6,958	(6,958	)(5)	—

Stockholders’ equity	69,808	(5,305)	8,741	(6)	73,243

Total liabilities and stockholders’ equity	$82,902	$6,753	$450		$89,204

See accompanying notes to unaudited pro forma combined balance sheet

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET (in thousands, except per share data)

(a)	Represents the pro forma impact of Paradyne’s acquisition of substantially all of Net to Net’s assets for a total cost of approximately $9.2 million (including the assumption of certain liabilities), and Paradyne’s allocation of purchase price in accordance with the purchase method of accounting. The amounts are preliminary and allocated as follows:

Cash	$.1 million
Net receivables	$1.2 million
Net inventories	$2.3 million
Prepaid and other assets	$.3 million
Property plant and equipment (4 year life)	$.5 million
Acquired technology (5 year life)	$2.6 million
Customer Relationships (4 year life)	$1.3 million
Purchased in process research and development (Written off)	$.9 million

(1)	Represents net cash paid for acquisition plus a portion of the Net to Net cash ($563) not acquired.
(2)	Represents write-down of non-current assets to fair market based upon the allocation of negative goodwill of $3.2 million resulting from the acquisition of tangible and intangible assets in excess of the purchase price paid by Paradyne.
(3)	Represents portion of purchase price (including approximately $850 of acquisition costs), allocated to intangible assets.
(4)	Represents pro forma adjustments as follows:

- reduction for accruals and payables to certain vendors not acquired and certain liabilities not acquired	$(1.1) million
- reduction for legal liability not acquired	$(1.2) million

(5)	Represents elimination of Net to Net’s convertible redeemable preferred stock.
(6)	Represents (i) the net elimination of Net to Net’s historical stockholders’ equity and (ii) the issuance by Paradyne of 605 common shares used to acquire Net to Net’s assets (based on the Paradyne stock price of $4.50 per share) and the issuance of 1,008 of warrants valued at $713.

Paradyne Networks, Inc.

Unaudited Pro Forma Combined Statement of Operations

Year Ended December 31, 2003

(In thousands, except per share amount)

	Paradyne Networks, Inc. December 31, 2003	Net to Net Technologies, Inc. March 31, 2004	Purchase Accounting Adjustments (a)		Pro Forma
Revenues:
Sales	$73,378	$18,586	$—		$91,964
Services	7,097	0	—		7,097
Royalties	800	0	—		800

Total Revenues	81,275	18,586	—		99,861

Total cost of sales	43,985	10,252	—		54,237

Gross Margin	37,290	8,334	—		45,624

Operating expenses:
Research and development	19,201	2,593	(84	)(1)	21,711
Selling, general & administrative	27,233	8,621	—		35,854
Amortization of deferred stock compensation and intangible assets	1,501	—	900	(2)	2,401
Restructuring charges	1,900	—	—		1,900

Total operating expenses	49,835	11,214	816		61,865

Operating Income (Loss)	(12,545)	(2,880)	(816)		(16,241)

Other (income) expenses:
Interest, net	(610)	(12)	44	(3)	(578)
Other, net	95	(153)	—		(58)

Income (Loss) before provision for income tax	(12,030)	(2,715)	(860)		(15,605)
Provision (benefit) for income tax	—	—	—		—

Net Income (Loss)	$(12,030)	$(2,715)	$(860)		$(15,605)

Accretion of redeemable convertible preferred stock	—	(615)	615	(4)

Net loss available to common stockholders	(12,030)	(3,330)	(245)		(15,605)

Average shares outstanding
Basic	43,389		605		43,994
Diluted	43,389		605	(5)	43,994

Earnings per common share
Basic	$(0.28)		$(0.07)		$(0.35)
Diluted	$(0.28)		$(0.07)		$(0.35)

See accompanying notes to unaudited pro forma combined statement of operations

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003

(a)	Represents the pro forma impact of Paradyne’s acquisition of substantially all of Net to Net’s assets for a total cost of approximately $9.2 million (including the assumption of certain liabilities), and Paradyne’s Preliminary allocation of purchase price in accordance with the purchase method of accounting.
(1)	Represents decrease in depreciation related to the write down of property, plant and equipment as a result of an adjustment for the excess of the net assets acquired over the purchase price paid.
(2)	Represents amortization of intangible assets. Acquired technology is amortized over 5 years and customer relationships are amortized over 48 months.
(3)	Represents interest income not earned as a result of payment of $3 million cash towards the purchase price.
(4)	Represents elimination of accretion of redeemable convertible preferred stock since such preferred stock would have been retired at January 1, 2003.
(5)	Represents issuance of additional shares of common stock of Paradyne as a result of the acquisition of substantially all of the assets of Net to Net.

Paradyne Networks, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

Three Months Ended March 31, 2004

(In thousands, except per share amount)

	Paradyne Networks, Inc. March 31, 2004	Net to Net Technologies, Inc. March 31, 2004	Purchase Accounting Adjustments (a)		Pro Forma
Revenues:
Sales	$20,815	$5,031	$—		$25,846
Services	1,482	—	$—		1,482
Royalties	—	—	$—		0

Total Revenues	22,297	5,031	—		27,328

Total cost of sales	13,080	2,839	—		15,919

Gross Margin	9,217	2,192	—		11,409

Operating expenses:
Research and development	3,758	855	(21	)(1)	4,592
Selling, general & administrative	5,806	2,038	—		7,844
Amortization of deferred stock compensation and intangible assets	343	—	225	(2)	568
Restructuring charges	269	—	—		269

Total operating expenses	10,176	2,893	204		13,273

Operating Income (Loss)	(959)	(701)	(204)		(1,864)

Other (income) expenses:
Interest, net	(127)	—	11	(3)	(116)
Other, net	(45)	(126)	—		(171)

Income (Loss) before provision for income tax	(787)	(575)	(215)		(1,577)
Provision (benefit) for income tax	—	—	—		—

Net Income (Loss)	$(787)	$(575)	$(215)		$(1,577)

Accretion of redeemable convertible preferred stock	—	(154)	154	(4)	—

Net loss available to common stockholders	(787)	(729)	(61)		(1,577)

Average shares outstanding
Basic	44,801	—	605		45,406
Diluted	44,801	—	605	(5)	45,406

Earnings per common share

See accompanying notes to unaudited pro forma combined statement of operations

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004

(a)	Represents the pro forma impact of Paradyne’s acquisition of substantially all of Net to Net’s assets for a total cost of approximately $9.2 million (including the assumption of certain liabilities), and Paradyne’s preliminary allocation of purchase price in accordance with the purchase method of accounting.
(1)	Represents decrease in depreciation related to the write down of property, plant and equipment as a result of an adjustment for the excess of the net assets acquired over the purchase price paid.
(2)	Represents amortization of intangible assets. Acquired technology is amortized over 5 years and customer relationships are amortized over 48 months.
(3)	Represents interest income not earned as a result of payment of $3 million cash towards the purchase price.
(4)	Represents elimination of accretion of redeemable convertible preferred stock since such preferred stock would have been retired at January 1, 2003.
(5)	Represents issuance of additional shares of common stock of Paradyne as a result of the acquisition of Net to Net.

(c) Exhibits

The following exhibits were filed with the Company’s Current Report on Form 8-K dated August 3, 2004 (filed on August 16, 2004) or are filed herewith:

Exhibit No.	Description
2.1	Asset Purchase Agreement dated as of July 24, 2004 by and among the Company, Net to Net Technologies, Inc., Net to Net Technologies Ltd, Net to Net Technologies GmbH and for the limited purposes stated therein, certain stockholders of Net to Net Technologies, Inc., as amended on August 3, 2004 (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated August 3, 2004).

10.1	Registration Rights Agreement dated as of August 3, 2004 by and among the Company, Net to Net Technologies, Inc. and Mack Technologies, Inc (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 3, 2004).

10.2	Warrant dated as of August 3, 2004 between the Company and Net to Net Technologies, Inc. (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 3, 2004).

23.1	Consent of Ernst & Young LLP

99.1	Press Release dated August 4, 2004 (incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated August 3, 2004).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2004

Paradyne Networks, Inc.

/s/ Patrick M. Murphy Patrick M. Murphy
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement dated as of July 24, 2004 by and among the Company, Net to Net Technologies, Inc., Net to Net Technologies Ltd, Net to Net Technologies GmbH and for the limited purposes stated therein, certain stockholders of Net to Net Technologies, Inc., as amended on August 3, 2004 (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated August 3, 2004).

10.1	Registration Rights Agreement dated as of August 3, 2004 by and among the Company, Net to Net Technologies, Inc. and Mack Technologies, Inc (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 3, 2004).

10.2	Warrant dated as of August 3, 2004 between the Company and Net to Net Technologies, Inc. (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 3, 2004).

23.1	Consent of Ernst & Young LLP

99.1	Press Release dated August 4, 2004 (incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated August 3, 2004).